EX-35.1


(logo) MIDLAND    (logo) PNC
       LOAN              REAL ESTATE
       SERVICES


ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on
Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1. A review of the Servicer's activities during the calendar year 2013 (the "Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision; and
2. To the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


PNC Bank, National Association
d/b/a Midland Loan Services

/s/ Steven W. Smith
Steven W. Smith
Executive Vice President


Member of The PNC Financial Services Group
10851 Mastin Boulevard  Overland Park, Kansas 66210
800-327-8083
www.pnc.com/midland


(page)


Schedule I

RBS Commercial Funding, Inc.
Direct Email:  Tejal.Wadhwani@rbs.com


Recipient Role                      Deal Name                                                Series Number         Midland Role
Depositor - General Counsel         WF-RBS Commercial Mortgage Trust                         Series 2013-C11       Special Servicer
Depositor - General Counsel         WF-RBS Commercial Mortgage Trust                         Series 2012-C9        Special Servicer
